Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Third Quarter Results

BROOMFIELD, Colo., Oct. 29, 2009—Ball Corporation [NYSE:BLL] today reported third quarter net earnings of $103.7 million, or $1.09 cents per diluted share, on sales of $1.97 billion, compared to earnings of $101.9 million, or $1.05 cents per diluted share, on sales of $2.01 billion in the third quarter of 2008.
For the first nine months of 2009, Ball’s earnings were $306.5 million, or $3.23 per diluted share, on sales of $5.48 billion. For the same period in 2008, results were earnings of $285.7 million, or $2.92 per diluted share, on sales of $5.83 billion.
Third quarter 2009 results include $9.1 million ($5.5 million after-tax, or 6 cents per diluted share) of transaction costs related to the acquisition of four metal beverage packaging plants as well as a charge of $13.6 million ($8.8 million after-tax, or 9 cents per diluted share) for accelerated depreciation and other costs related primarily to the closure of the two plastic manufacturing plants announced in the second quarter. Details of third quarter and nine month comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
 “On a comparable basis, Ball reported diluted earnings per share of $1.24 in the third quarter, compared to $1.13 in the third quarter of 2008,” said R. David Hoover, chairman, president and chief executive officer. “Excellent operating performance from our plants, as well as cost savings from prior rationalization activities, drove improved performance.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings for the third quarter were $102.9 million on sales of $706.4 million, compared to $77 million on sales of $767 million for the same period in 2008. For the first nine months, comparable earnings were $223.9 million on sales of $2.08 billion, compared to $228.4 million on sales of $2.3 billion in the first nine months of 2008.
Third quarter results were higher primarily due to benefits from cost rationalizations taken over the past 18 months. Though volumes were down moderately in North America, increasing demand in Asia contributed to better performance during the quarter. The company’s new joint venture plant in Tres Rios, Brazil, is on schedule to start up in mid-November to meet the growing demand for beverage cans in the region.
 “The integration of the new facilities acquired on Oct. 1 from AB InBev is progressing well, and our focus is on identifying best practices and synergies across all of our metal beverage plants to enhance operating performance,” said John A. Hayes, executive vice president and chief operating officer.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in the quarter were operating earnings of $68.8 million on sales of $478 million, compared to $76.7 million on sales of $511.3 million in 2008. For the first nine months, earnings were $164.5 million on sales of $1.31 billion, compared to $201.9 million on sales of $1.49 billion in the first nine months of 2008.
While volumes were relatively flat, segment sales and earnings were lower in the quarter due primarily to changes in product mix and a lower euro /dollar exchange rate compared to a year ago.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results in the third quarter were operating earnings of $27.8 million on sales of $459.5 million, compared to $15.8 million in 2008 on sales of $365 million. For the first nine months, comparable earnings were $112.5 million on sales of $1.07 billion, compared to $44.9 million on sales of $912 million during the same period in 2008.
Third quarter results improved due largely to the effects of prior capacity rationalizations in the segment, better manufacturing performance and disciplined management of the business.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 3

Plastic Packaging, Americas

Plastic packaging, Americas, comparable segment results in the third quarter were operating earnings of $3.8 million on sales of $156.8 million, compared to $5.3 million on sales of $184.1 million in the third quarter of 2008. For the first nine months, comparable earnings were $15.2 million on sales of $498.1 million, compared to $15.8 million on sales of $574 million in the first nine months of 2008.
Growing demand for specialty plastic packaging for foods and beverages in the quarter did not offset double-digit volume declines for monolayer PET bottles.
After the quarter closed, Ball sold its plastic pail assets for $32 million to BWAY Corporation. The transaction involved the sale of a pail manufacturing plant in Newnan, Ga., that produces injection molded plastic pails and drums for products such as building materials and pool chemicals.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $16.2 million on sales of $168.4 million in the quarter, compared to $18.4 million on sales of $180.8 million in 2008. For the first nine months, comparable earnings were $45.6 million on sales of $528 million, compared to $56 million on sales of $550 million in the first nine months of 2008. Backlog at the end of the quarter was $563.5 million.
Earlier this month, the WorldView-2 remote sensing satellite built for DigitalGlobe successfully launched from Vandenberg Air Force Base, Calif.  The first images from the satellite were released on Oct. 20. In August, new images were released from the Hubble Space Telescope following its servicing mission earlier this year. All four of the working science instruments currently on the telescope were built by Ball Aerospace. To see the latest Hubble images, go to http://www.prnewswire.com/mnr/ballaerospace/39853/.

Outlook

“Full-year capital spending will be reduced to around $200 million and full-year free cash flow will be at least $375 million,” said Raymond J. Seabrook, executive vice president and chief financial officer. “Free cash flow is not expected to increase significantly above $375 million in 2009 due to a temporary increase in working capital levels in some businesses. Next year, we will continue to focus on deleveraging the company’s balance sheet after the acquisition and, with the incremental contribution from the acquired facilities and a decrease in working capital, expect substantially higher full-year free cash flow in 2010.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 4

“We are pleased with our solid third quarter results and our improved performance through the first nine months of the year,” Hoover said. “Despite global economic uncertainty and one-time costs associated with the acquisition of the four metal beverage packaging plants, we anticipate fourth quarter results from continuing operations will be well above those of the same period last year.”
Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2008 sales of approximately $7.6 billion. For the latest Ball news and for other company information, please visit www.ball.com.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. (11 a.m. Eastern Time). The North American toll-free number for the call is 800-732-6870. International callers should dial 212-231-2907. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=2459788.
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on Nov. 5, 2009. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21438727.
A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (September 2009)

Unaudited Statements of Consolidated Earnings

	Three Months Ended		Nine Months Ended
($ in millions, except per share amounts)	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net sales (Note 1)	$1,969.1	$2,008.2	$5,480.9	$5,828.7
Costs and expenses
Cost of sales (excluding depreciation)	1,609.7	1,679.9	4,515.4	4,856.1
Depreciation and amortization	70.4	73.9	206.5	224.7
Selling, general and administrative	86.8	67.5	239.9	227.6
Business consolidation and other costs (Note 2)	22.7	9.1	46.8	20.6
Gain on sale of investments (Note 2)	–	–	(34.8)	(7.1)
	1,789.6	1,830.4	4,973.8	5,321.9
Earnings before interest and taxes (Note 1)	179.5	177.8	507.1	506.8
Total interest expense	(28.9)	(33.1)	(79.4)	(104.0)
Tax provision	(52.3)	(45.8)	(128.8)	(128.4)
Equity in results of affiliates	5.5	3.1	8.0	11.6
Less net earnings attributable to noncontrolling interests	(0.1)	(0.1)	(0.4)	(0.3)
Net earnings	$103.7	$101.9	$306.5	$285.7

Earnings per share (Note 2):
Basic	$1.10	$1.07	$3.27	$2.96
Diluted	$1.09	$1.05	$3.23	$2.92

Weighted average shares outstanding (000s):
Basic	93,976	95,368	93,763	96,491
Diluted	95,351	96,604	94,950	97,796

Condensed Financials (September 2009)

Unaudited Statements of Consolidated Cash Flows

	Three Months Ended		Nine Months Ended
($ in millions)	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Cash Flows From Operating Activities:
Net earnings	$103.7	$101.9	$306.5	$285.7
Depreciation and amortization	70.4	73.9	206.5	224.7
Business consolidation and other activities (Note 2)	14.7	9.1	36.2	20.6
Gain on sales of investments (Note 2)	–	–	(34.8)	(7.1)
Income taxes	6.7	9.4	12.8	15.7
Legal settlement	–	–	–	(70.3)
Other changes in working capital	(197.6)	16.8	(528.8)	(349.5)
Other	(1.0)	(3.1)	7.7	18.6
	(3.1)	208.0	6.1	138.4
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(33.2)	(70.3)	(141.3)	(230.8)
Cash collateral deposits, net	31.0	–	85.7	–
Proceeds from sales of investments (Note 2)	–	–	37.0	8.7
Other	1.4	20.0	0.7	9.8
	(0.8)	(50.3)	(17.9)	(212.3)
Cash Flows From Financing Activities:
Net change in borrowings	389.7	(19.2)	331.7	316.1
Debt issuance costs	(12.1)	–	(12.1)	–
Dividends	(9.4)	(9.3)	(28.1)	(28.3)
Issuances (purchases) of common stock, net	(8.8)	(76.3)	2.2	(257.5)
Other	3.6	1.1	6.5	3.5
	363.0	(103.7)	300.2	33.8
Effect of exchange rate changes on cash	(0.5)	(3.5)	2.3	2.4

Change in cash	358.6	50.5	290.7	(37.7)
Cash–beginning of period	59.5	63.4	127.4	151.6
Cash–end of period	$418.1	$113.9	$418.1	$113.9

Condensed Financials (September 2009)

Unaudited Consolidated Balance Sheets

($ in millions)	September 27, 2009	September 28, 2008
Assets
Current assets
Cash and cash equivalents	$418.1	$113.9
Receivables, net	1,058.7	773.8
Inventories, net	906.9	1,000.9
Cash collateral – receivable	67.5	–
Deferred taxes and other current assets	225.9	128.2
Total current assets	2,677.1	2,016.8
Property, plant and equipment, net	1,812.1	1,934.5
Goodwill	1,867.9	1,864.2
Other assets, net	435.0	396.2
Total assets	$6,792.1	$6,211.7
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$253.1	$221.5
Cash collateral – liability	47.7	–
Payables and accrued liabilities	1,251.3	1,143.2
Total current liabilities	1,552.1	1,364.7
Long-term debt	2,532.7	2,438.0
Other long-term liabilities	1,228.2	1,000.9
Shareholders’ equity	1,479.1	1,408.1
Total liabilities and shareholders’ equity	$6,792.1	$6,211.7

Unaudited Notes to Condensed Financials (September 2009)

1.	Business Segment Information

	Three Months Ended		Nine Months Ended
($ in millions)	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Sales–
Metal beverage packaging, Americas & Asia	$706.4	$767.0	$2,075.9	$2,304.8
Metal beverage packaging, Europe	478.0	511.3	1,312.4	1,487.9
Metal food & household packaging, Americas	459.5	365.0	1,066.5	912.0
Plastic packaging, Americas	156.8	184.1	498.1	574.0
Aerospace & technologies	168.4	180.8	528.0	550.0
Net sales	$1,969.1	$2,008.2	$5,480.9	$5,828.7

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$102.9	$77.0	$223.9	$228.4
Business consolidation activities (Note 2)	(1.0)	(0.6)	(9.3)	(4.0)
Total metal beverage packaging, Americas & Asia	101.9	76.4	214.6	224.4
Metal beverage packaging, Europe	68.8	76.7	164.5	201.9
Metal food & household packaging, Americas	27.8	15.8	112.5	44.9
Business consolidation costs (Note 2)	–	(4.5)	–	(4.5)
Total metal food & household packaging, Americas	27.8	11.3	112.5	40.4
Plastic packaging, Americas	3.8	5.3	15.2	15.8
Business consolidation activities (Note 2)	(12.6)	(4.0)	(24.5)	(8.3)
Total plastic packaging, Americas	(8.8)	1.3	(9.3)	7.5
Aerospace & technologies	16.2	18.4	45.6	56.0
Gain on sale of investment (Note 2)	–	–	–	7.1
Total aerospace & technologies	16.2	18.4	45.6	63.1
Segment earnings before interest and taxes	205.9	184.1	527.9	537.3
Undistributed corporate costs, net	(17.3)	(6.3)	(42.6)	(26.7)
Gain on sale of investment (Note 2)	–	–	34.8	–
Business consolidation and other costs (Note 2)	(9.1)	–	(13.0)	(3.8)
Total undistributed corporate costs, net	(26.4)	(6.3)	(20.8)	(30.5)
Earnings before interest and taxes	$179.5	$177.8	$507.1	$506.8

Unaudited Notes to Condensed Financials (September 2009)

2.	Business Consolidation Activities and Other Significant Nonoperating Items

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant.

In the second quarter the following significant nonoperating activities occurred:

●
The company recorded restructuring charges of $16.2 million ($9.8 million after tax) for the closure of two plastic packaging manufacturing plants, administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities.

●
The company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million. As a result of this transaction, a gain of $34.8 million ($30.7 million after tax) was recorded in corporate costs.

●	The company recorded $2.9 million ($1.8 million after tax) for transaction costs pertaining to the acquisition discussed in Note 3.

In the third quarter, restructuring charges of $13.6 million ($8.8 million after tax) were recorded for accelerated depreciation and other costs primarily related to the closure of the two plastic manufacturing plants announced in the second quarter. Also in the quarter, an additional $9.1 million ($5.5 million after tax) of acquisition transaction costs were recorded (see Note 3).

2008

In the first quarter, Ball Aerospace & Technologies Corp. sold its shares in an Australian subsidiary for $8.7 million, net of cash sold, that resulted in a pretax gain of $7.1 million ($4.4 million after tax).

In the second quarter, a net restructuring charge of $11.5 million ($8.1 million after tax) was recorded primarily for the closure of a North American metal beverage plant, the closure of a Canadian plastic packaging manufacturing plant and clean-up costs related to previously closed and sold facilities.

In the third quarter, $9.1 million ($7.2 million after tax) was recorded primarily for lease cancellation and accelerated depreciation costs pertaining to announced plant closures in prior periods.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three Months Ended		Nine Months Ended
($ in millions, except per share amounts)	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008

Net earnings as reported	$103.7	$101.9	$306.5	$285.7
Business consolidation costs, net of tax	8.8	7.2	21.7	15.3
Gain on sales of investments, net of tax	–	–	(30.7)	(4.4)
Acquisition transaction costs, net of tax	5.5	–	7.3	–
Net earnings before above transactions	$118.0	$109.1	$304.8	$296.6
Per diluted share before above transactions	$1.24	$1.13	$3.21	$3.03

Ball’s management segregates the above items to evaluate the performance of the company’s operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

Unaudited Notes to Condensed Financials (September 2009)

3.	Subsequent Events

Acquisition

On October 1, 2009, the company acquired four plants from Anheuser-Busch InBev for $577 million, subject to customary post-closing adjustments. The plants consist of three beverage can manufacturing plants and one beverage can end plant, all of which are located in the U.S. These plants produce about 10 billion aluminum cans and 10 billion easy-open can ends annually. The transaction is expected to generate revenue and earnings before interest, taxes, depreciation and amortization of approximately $680 million and $94 million, respectively, in the first full year of operation.

Disposition

On October 23, 2009, Ball closed the sale of its plastic pail assets to BWAY Corporation for $32 million, subject to customary post-closing adjustments. The transaction largely involves the sale of a pail manufacturing plant in Newnan, Georgia, which Ball acquired in 2006 as a part of its purchase of U.S. Can Corporation and is included in the plastics packaging, Americas, segment. The plant produces injection molded plastic pails and drums for products such as building materials and pool chemicals. The company estimates the transaction will result in an insignificant loss on an after-tax basis.